Consent of Independent Public Acccountants





We consent to the inclusion in this registration statement on Form S-11 (File No. 333-9943) of our report dated February 21, 1997, on our audits of the financial statements of CNL American Realty Fund, Inc. We also consent to the reference to our Firm under the caption "Experts".





Coopers & Lybrand L.L.P.


Orlando, Florida
March 20, 1997